Exhibit 99.3
David Foss, Former President and CEO of Jack Henry, Appointed to WEX Board of Directors

PORTLAND, Maine - October 29, 2025 - WEX Inc. (NYSE: WEX), the global commerce platform that simplifies the business of running a business, today announced that David Foss has been appointed to its Board of Directors, effective November 3, 2025. Mr. Foss’s appointment is the result of an extensive search process with the assistance of an independent recruitment firm.

Mr. Foss brings over 30 years of leadership experience in financial services and financial technology to WEX, most recently as Chief Executive Officer of Jack Henry & Associates (NASDAQ: JKHY). He also has relevant public company board experience, currently serving as Chair of Jack Henry and as a Director of CNO Financial Group (NYSE: CNO).

“We are pleased to welcome Dave to the WEX Board,” said Melissa Smith, WEX’s Chair, CEO, and President. “Dave’s experience across financial services and technology, coupled with his tenure as a public company executive and board director, will be invaluable as we enter the next phase of growth and execute on our three strategic pillars: amplifying our core business, expanding our reach, and accelerating innovation. We remain committed to strong corporate governance and believe Dave’s expertise and fresh perspective will yield immediate contributions to the Board.”

“I’ve followed WEX for many years and know them as a terrific company that appears to be well-positioned for further growth and success,” said Mr. Foss. “I look forward to working with the Board and executive team and applying my experience, as appropriate, to the challenges and opportunities at WEX on behalf of all shareholders.”

Mr. Foss is currently Chair of Jack Henry, a leading financial services technology company, and a member of the Board of Directors at CNO Financial Group, a nationwide life and health insurer and financial services provider. Mr. Foss served as President of Jack Henry from 2014 to 2022 and as Chief Executive Officer from 2016 until his retirement from that role in 2024. After orchestrating the sale of BancTec’s financial solutions division to Jack Henry in 1999, he served in a variety of leadership positions at Jack Henry and, among many other things, transformed a fragmented group of 17 acquired solutions providers into a single, branded division offering 250 integrated products at ProfitStars and oversaw the development of user-friendly tools to enable small businesses and non-profits to accept online payments. Earlier in his career, Mr. Foss held several key roles in the financial services sector at BancTec, Advanced Computer Systems, and NCR.

The appointment of Mr. Foss increases the size of the Board from 11 to 12 directors, 11 of whom, including Mr. Foss, are independent.

About WEX
WEX (NYSE: WEX) is the global commerce platform that simplifies the business of running a business. WEX has created a powerful ecosystem that offers seamlessly embedded, personalized solutions for its customers around the world. Through its rich data and specialized expertise in simplifying benefits, reimagining mobility, and paying and getting paid, WEX aims to make it easy for companies to overcome complexity and reach their full potential. For more information, please visit www.wexinc.com.

News media:
WEX
Megan Zaroda, 610-379-6211
Megan.Zaroda@wexinc.com

Investor:
WEX
Steve Elder, 207-523-7769
Steve.Elder@wexinc.com